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                                                                     EXHIBIT 8.1


                                October 15, 1998



The GNI Group, Inc.
2525 Battleground Rd.
P.O. Bo 220
Deer Park, Texas 77536





Ladies and Gentlemen:


We have acted as counsel to The GNI Group, Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (Registration No. 333-64307) as amended, (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the offer by the Company to exchange up to $75,000,000 in aggregate principal amount of its 10 7/8% Series B Senior Notes due 2005, (the "Series B Notes") for up to $75,000,000 in aggregate principal amount of its 10 7/8% Series A Senior Notes due 2005 (the "Original Notes") originally issued and sold in reliance upon an exemption from registration under the Securities Act. The Original Notes were issued under that certain Series A and Series B 10 7/8% Senior Notes due 2005 Indenture dated as of July 28, 1998 (the "Indenture"), by and among the Company, its subsidiaries (the "Guarantors") and the United States Trust Company of New York, as trustee ("Trustee"). The exchange of Series B Notes for Original Notes will be made pursuant to an exchange offer contemplated by the Registration Statement ("Exchange Offer"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.


We have examined originals or copies of the Registration Statement and of (a) the Series A and Series B 10 7/8% Senior Notes Due 2005 Indenture dated as of July 28, 1998 (the "Indenture") by and among the Company, the Guarantors and the Trustee, (b) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, (c) certain resolutions of the Board of Directors of the Company, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the legal capacity of all persons who are signatories, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies and the truthfulness of all statements of fact, representations or warranties contained therein. We have also assumed the due execution and delivery of the Indenture and the due authentication of the Original Notes by duly authorized officers of the Trustee.


Based on the foregoing, we are of the opinion that the statements under the caption "Certain U.S. Federal Tax Considerations" in the Prospectus included in the Registration Statement, insofar as they are statements of law or legal conclusions, are correct in all material respects.